EXHIBIT 99.1


Contact:          Dr. Donald G. Meyer
                  Chairman of the Board
                  Binks Sames Corporation
                  (847) 671-3000  or

                  Ronald G. Bottrell
                  DNW Communications
                  (312) 467-0760


FOR IMMEDIATE RELEASE
---------------------

                   BINKS SAME ANNOUNCES SECOND QUARTER RESULTS

Franklin Park, IL, July 13, 1998 - Binks Sames Corporation (AMEX:BIN) today announced its operating results for the second quarter of fiscal 1998. For the three months ended May 31, 1998, the Company recorded a net loss of $8.9 million, or $3.02 per share, on sales of $52.2 million, compared with a loss of $1.9 million, or $.61 per share, on sales of $53 million in the second quarter of fiscal 1997. The second quarter earnings decline was attributable to second quarter 1998 nonrecurring pretax costs of $12.9 million associated with lawsuit settlements ($9.8 million), amending and refinancing of credit facilities ($1.6 million) and other items ($1.5 million) including costs associated with the Company's sale process. Excluding the nonrecurring pretax costs of $12.9 million, the net loss would have been $1.6 million, or $.56 per share. Gross profit margin for the second quarter of fiscal 1998 exceeded 32 percent as compared to 30 percent attained in the second quarter of fiscal 1997.

For the first six months of fiscal 1998, the Company reported a net loss of $12.6 million, or $4.25 per share, on sales of $112.1 million, compared to a net loss during the first six months of fiscal 1997 of $1.7 million, or $.56 per share. This represents a 5 percent decrease in sales compared to the same period in 1997, which is largely attributable to the discontinuation of numerous slow-moving and unprofitable non-automotive product lines which were discontinued by the end of the first quarter of fiscal 1997.

Dr. Donald G. Meyer, Chairman of the Board and CEO of Binks Sames Corporation, said, "The restructuring and redirection of the Company continues to impact our operational results. As we anticipated, our sales volume is lower, but we are encouraged by the improved gross profit margin experienced in the second quarter of fiscal 1998 compared to the first quarter of fiscal 1998, which is largely due to productivity increases experienced by our North American manufacturing facility."


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Binks Sames/2

"Operating results of the Sames S.A. subsidiary, although profitable, were adversely affected by lower margins primarily as a result of lower pricing caused by a drop in demand throughout Asia," Meyer said. "Although we are encouraged by continuing improvements at the Longmont, Colorado production facility, anticipated improvements in planning and purchasing are yet to be fully realized. Significant improvement in assembly and warehousing functions have occurred."

In February 1998, the Board of Directors announced that it would pursue the sale of the Company in order to maximize shareholder value. The Board of Directors has determined that in addition to pursuing the sale of the Company as a whole, the Board will consider other possible strategic alternatives, which may include the sale of only component parts of the Company.

On July 1, 1998, the Company's Board of Directors created a three-member Special Committee of the Board to consider offers and alternatives relating to the sale of the Company. The members of the Special Committee, the majority of which consists of outside Directors, are Donald G. Meyer, Wayne F. Edward and Clifford
J. Vaughn.

On July 10, 1998, the Company settled patent infringement actions brought in the United States by Behr Systems, Inc. and in Germany by Durr Systems GmbH, the parent of Behr Systems, Inc. The Company decided to settle the patent infringement actions because of recent technical tests, which conflicted with previous evidence and caused uncertainty regarding the issue of infringement. In the settlement the Company has agreed to a paid-up royalty of $9 million for a world-wide license for the life of all patents at issue in the actions, to be paid on the earlier of (1) five business days following the closing of the sale of the Company or any separate sale of the Company's subsidiaries Sames S.A. and Sames Electrostatic, Inc. or (2) December 31, 1998. The Company anticipates that if the Company or a substantial component thereof is not sold by December 31, 1998, the Company would need to seek other sources of funds in order to pay for the settlement. There can be no assurance that such funds will be available and, if available, on terms favorable to the Company. The entire amount of the settlement payment is included in the second quarter results as selling, general and administrative expenses.

The Company has also settled litigation that was pending with former financial advisors. The settlement agreement calls for payments by the Company to such advisors of $750 thousand on July 1, 1998, which has been paid, and $75 thousand on September 4, 1998. The entire amount of the settlement is included in second quarter results as selling, general and administrative expenses.

On March 20, 1998, a suit was filed against the Company concerning a lease related to a headquarters facility that had been planned for Vernon Hills, Illinois. The suit was brought by the developer alleging default by the Company under the lease. The Company has asserted in a counterclaim that the developer had previously repudiated the lease and has filed a third party claim against the real estate advisor that arranged the lease. The advisor has recently filed a counterclaim


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Binks Sames/3

against the Company. The Company is unable to make a meaningful estimate of the amount or range of loss that might result from an unfavorable resolution of these matters.

Continuing improvement in working capital management in the United States, as well as available lines of credit, should provide sufficient liquidity through the sale process.

"We are grateful to our customers, suppliers and employees for their continuing loyal support," said Chairman and CEO Donald G. Meyer. "We are convinced that our customers will be better served as we complete this process."

Binks Sames Corporation is a leading designer, manufacturer and distributor of spray finishing and coating application equipment.

                                      # # #

(Statements regarding a sale of the Company or other strategic alternatives involving the Company and/or its components, ability of the Company to obtain funding to meet its obligation under the settlement agreement with Behr Systems, Inc. and Durr Systems GmbH, the resolution of the litigation with the developer and real estate advisor and the Company's future liquidity constitute "forward-looking statements" within the meaning of 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created thereby. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the Company's ability to receive, negotiate and accept an agreement involving a sale of the Company or other strategic alternative, the Company's ability to obtain additional funds and the result of the litigation with the developer and real estate advisor. No assurance can be given that the forward-looking statements will prove to be accurate.)


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Binks Sames/4
              Binks Sames Corporation and Consolidated Subsidiaries

                      CONSOLIDATED STATEMENT OF OPERATIONS

                 Six months ended May 31, 1998 and May 31, 1997
                                   (Unaudited)


                                            Three months ended                        Six months ended
                                            ------------------                        ----------------
                                      May 31, 1998       May 31, 1997         May 31, 1998         May 31, 1997
                                      ------------       ------------         ------------         ------------
                                               ($000 omitted)                           ($000 omitted)
Net sales                             $    52,218             52,967              112,082              117,558
Costs of goods sold                        35,482             37,162               80,449               83,130
     Gross profit                          16,736             15,805               31,633               34,428
Selling, general and
     administrative expenses               29,892             17,718               47,026               35,240
Operating Loss                            (13,156)            (1,913)             (15,393)                (812)
Other expense (income):
     Interest expense                       1,927              1,189                3,542                2,263
     Other expense (income)                (1,013)              (388)              (1,101)                (518)
     Net expense (income)                     914                801                2,441                1,745
Loss before income taxes                  (14,070)            (2,714)             (17,834)              (2,557)
Income tax benefit                         (5,141)              (832)              (5,246)                (817)
Net loss                              $    (8,929)            (1,882)             (12,588)              (1,740)
Basic and diluted loss                $     (3.02)              (.61)               (4.25)                (.56)
     per share
Average basic and diluted               2,963,837          3,088,837            2,963,837            3,088,837
     shares outstanding
Cash dividends declared               $       .00                .10                  .00                  .10
     per share
